EXHIBIT 23.1

         CONSENT OF INDEPENDENT AUDITORS

        We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Dayton Hudson Corporation Highly Compensated Capital Accumulation Plan, the Target Corporation Director Deferred Compensation Plan, the Target Corporation Executive Deferred Compensation Plan and the Target Corporation SMG Executive Deferred Compensation Plan of our reports dated February 20, 2003 with respect to the consolidated financial statements of Target Corporation incorporated by reference in its Annual Report on Form 10-K for the year ended February 1, 2003, and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP Ernst & Young LLP

Minneapolis, Minnesota
January 27, 2004